How Small Cap Companies Like Gaucho Group Holdings (NASDAQ: VINO) Are Showing Up Tech Giants

by Gerelyn Terzo
July 30, 2024 8:07 AM | 4 min read | Make a Comment


Gaucho Group Holdings
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GAUCHO
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Gaucho Holdings shines at NASDAQ: Gaucho Holdings executives, key personnel, friends, and family gather in front of the NASDAQ MarketSite tower, July 2024.

In case you haven't noticed, there's been a rotation unfolding in the stock market, in which investors are fleeing high-flying Big Tech companies and flocking to small cap names. This is creating new pockets of strength in various sectors of the economy, like homebuilders.

While there are varying definitions of small cap stocks, they are generally those with a market capitlization in to $2 billion. However, don't let their size fool you, as small caps have a big influence in the market.

This shift has been apparent in the performance of the Russell 2000, an index reflecting investor sentiment around small-cap stocks. The index has had an impressive run this summer, skyrocketing by 12% over a five-day stretch in July, leaving the S&P 500 in the dust for the first time in history. In the week leading up to July 19, the broader market index sank nearly 2%, its worst showing in three months.

Investors flocked to small-cap stocks in response to signs of easing inflation after the Consumer Price Index (CPI) declined by 0.1% in June, something it hasn't done since the pandemic years. Lower inflation bodes well for the profitability of companies operating in corporate America and beyond.

As the sector rotation continues to unfold, new pockets of strength are emerging in areas like homebuilders, as investors bet on the likelihood that the Federal Reserve will reverse course on its monetary policy campaign and begin cutting interest rates. This optimism is being reflected in market indices like the SPDR S&P Homebuilders ETF (XHB), which in mid July climbed by a double-digit percentage to a fresh all-time high.

One company that is strategically positioned to benefit from this paradigm shift is **Gaucho Group Holdings** VINO -3.18% Get Free Report, a Miami-based holding company. Gaucho's portfolio comprises e-commerce platforms, fine wines and luxury real estate, while specializing in uncovering opportunities in Argentina's undervalued luxury real estate and consumer marketplace.

On July 23, Gaucho Holdings' stock tacked on 5% on the bullish sentiment surrounding these sectors. In addition to stock market momentum, Gaucho Holdings has several other tailwinds that are helping to propel the company forward.

Argentina's Green Shoots Of Economic Recovery

While Gaucho Holdings' roots are in the United States, the company has been embedded in South America for over a decade. Given its mission to identify and develop opportunities that offer investors diversification outside of the U.S, Gaucho has set its sights on Argentina's undervalued luxury real-estate and consumer marketplace. With a management team exhibiting both caution and care, Gaucho Holdings has a vested interest in the condition of the Argentinian economy.

After being mired in a recession since early 2024, Argentina's economy has officially emerged from the doldrums, expanding a staggering 1.3% in May compared with April's showing. On a year over year basis, GDP expanded by an even more impressive 2.3%, bucking the downward trend that was expected to persist.

The economic rebound in May can be partially attributed to President Javier Milei, who took the helm of the nation at year-end 2023 when Argentina's economy was deeply mired in recession. President Milei's less bureaucratic policies, chief among which include the implementation of significant spending cuts, have paved the way for a drastic reduction in inflation from 25.5% in Q4 2023 to 4.6% in June.

Gaucho has been outspoken in its support of President Milei, communicating its approval of Argentina's recently announced reform bills. These proposals included key state overhaul and tax packages introduced by President Milei, allowing him to advance his agenda and paving the way for an economic turnaround. While there's still more work to be done, Argentina's economy appears to be out of the woods. This is a sign of strength for Argentina's luxury goods industry, including wine and real estate, both of which are represented in Gaucho Holdings' portfolio through brands like Gaucho – Buenos Aires and Algodon Wine Estates.

Gaucho Group Benefits From Homebuilder Momentum

Perhaps the most promising of sectors in which Gaucho Holdings is involved is the housing sector, where homebuilder momentum has been on the rise of late. Gaucho's Algodon Wine Estates has introduced a vineyard home rental program, capitalizing on demand for both real estate and the luxury lifestyle experience.

The program is designed for private homeowners on the Algodon Wine Estates located in San Rafael, Mendoza, Argentina. By listing their homes for rent, either for the short or long term, homeowners can collect rental income while not occupying the residences. Algodon homebuilders benefit too, as they will be better able to finance luxury home construction. The maiden property to be highlighted in this program was that of Gaucho Group Holdings Founder Scott Mathis, featuring a 6,000 sq. ft. villa.

The timing of Algodon's vineyard estate rental program couldn't be better, now that Argentina's economy is showing green shoots of growth.

Photo courtesy of Gaucho Group Holdings

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